EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Thursday, July 26, 2012

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Record Second Quarter Net Income

West Point, Va., July 26, 2012—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported record net income of $4.18 million for the second quarter of 2012, compared with $3.08 million for the second quarter of 2011, a 36 percent increase. Net income available to common shareholders for the second quarter of 2012 was $4.02 million, or $1.22 per common share assuming dilution, compared with $2.79 million, or 88 cents per common share assuming dilution, for the second quarter of 2011. The corporation’s net income was $7.96 million for the first six months of 2012, compared to $6.05 million for the first six months of 2011, a 32 percent increase. Net income available to common shareholders for the first six months of 2012 was $7.65 million, or $2.33 per common share assuming dilution, compared with $5.47 million, or $1.73 per common share assuming dilution, for the first half of 2011.

For the second quarter of 2012, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 17.96 percent and 1.77 percent, respectively, compared to 14.41 percent and 1.24 percent, respectively, for the second quarter of 2011. For the first six months of 2012, on an annualized basis, the corporation’s return on average common equity was 17.35 percent and its return on average assets was 1.69 percent, compared to a 14.46 percent return on average common equity and a 1.21 percent return on average assets for the first half of 2011.

“We are very pleased to report the continuation of record-breaking net income during 2012 with record second quarter net income and six consecutive quarter-over-quarter increases in net income,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “We are also pleased to announce two performance recognitions the corporation has recently received. First, the corporation was added to the Russell 2000® Index in June 2012, which we believe reflects our continued positive momentum and efforts to increase shareholder value. And second, C&F Bank was recognized as an outstanding Independent Community Banks of America 400 (“ICBA 400”) community bank performer based on its 2011 year-end financial results and operational efficiencies, as well as its commitment to reinvesting in our local communities to make them a better place for our customers to live and work every day. We are honored to be named to the ICBA 400 and we are proud to be part of the financial foundation that drives economic stability and prosperity in our local communities. Further, we expect that the corporation’s inclusion in the Russell 2000® Index will raise our profile and generate greater interest in our stock at an institutional investor level.”

”Net income for the second quarter of 2012 increased 36 percent over the second quarter of 2011. Each of the corporation’s significant business segments contributed to this increase. The retail banking segment led the way with a $772,000 increase in net income compared to the second quarter of 2011, followed by increases in net income of $187,000 and $130,000 at the mortgage banking and the consumer finance segments, respectively. The consumer finance segment continues to generate strong earnings, contributing $3.3 million to the corporation’s net income during the second quarter of 2012.”

“The retail banking segment’s net income during the second quarter of 2012 benefited from (1) the effects of the continued low interest rate environment on the cost of deposits, (2) a lower loan loss provision as net charge-offs declined as compared to the second quarter of 2011, (3) lower foreclosed properties expenses due to the disposition of foreclosed properties, (4) higher activity-based interchange income and (5) lower FDIC deposit insurance premiums resulting from the FDIC’s revised assessment base,” said Dillon. “These positive factors were offset in part by (1) the decline in the retail banking segment’s average loans to nonaffiliates resulting from continued weak credit demand in the current economic environment and intensified competition for loans in our markets and (2) lower overdraft fee income.”

“Even though the loan loss provision for the second quarter of 2012 was reduced from the second quarter of 2011, the retail banking segment’s allowance for loan losses as a percentage of average loans increased to 3.52 percent at June 30, 2012, compared to 3.40 percent at December 31, 2011,” continued Dillon. “The retail banking segment’s nonperforming assets continue to remain higher than historical levels and increased slightly from $16.1 million at December 31, 2011 to $16.3 million at June 30, 2012, although the retail banking segment’s nonperforming assets improved $2.3 million during the second quarter from $18.6 million at March 31, 2012. We continue to take steps to mitigate the credit risks within our loan portfolio and make adjustments to our credit policies and reserves when we believe it is necessary.”

“The mortgage banking segment’s net income for the second quarter of 2012 benefited from (1) an increase in gains on sales of loans and ancillary loan production fees resulting from higher loan production and loan sales during the second quarter of 2012, compared to the same period of 2011and (2) lower legal and consulting expenses. In connection with the higher sales volume in the second quarter of 2012, the mortgage banking segment incurred higher production-based and income-based compensation expense. Higher personnel costs have also been incurred in non-production salaries expense in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.”

“The consumer finance segment’s net income for the second quarter of 2012 continued to benefit from sustained (1) loan growth and (2) low funding costs on its variable-rate borrowings. Loan charge-offs at the consumer finance segment increased slightly during the second quarter of 2012, compared to the second quarter of 2011. This increase, as well as loan growth, contributed to an increase in the provision for loan losses during the second quarter of 2012 compared to the second quarter of 2011.  The ratio of the allowance for loan losses to average loans was relatively stable at 7.92 percent as of June 30, 2012, compared to 7.94 percent at December 31, 2011. The consumer finance segment’s earnings during the second quarter of 2012 were further affected by (1) higher personnel expenses resulting from an increase in the number of personnel to support loan growth and (2) higher occupancy expenses resulting from its relocation in April 2011 to a larger leased headquarters building and depreciation and maintenance of technology to support growth.”

“As previously announced, on April 11, 2012, we redeemed the remaining 50 percent, or 10,000 shares of our preferred stock issued to the United States Department of the Treasury in January 2009 under the federal government’s Capital Purchase Program. We had previously redeemed 10,000 shares of the preferred stock in July 2011. We were able to fund both redemptions without raising additional capital because of our strong capital position and financial performance. The redemptions resulted in no dilution to our common shareholders because no new capital was issued.”

“Although we continue to monitor closely loan demand and credit quality, with our strong capital position and the record-breaking financial performance for the second quarter and first six months of 2012, we are optimistic about the remainder of 2012,” concluded Dillon.

Retail Banking Segment. C&F Bank reported net income of $618,000 for the second quarter of 2012, compared to a net loss of $154,000 for the second quarter of 2011. For the first six months of 2012, C&F Bank reported net income of $925,000, compared to a net loss of $278,000 for the first six months of 2011.

Factors contributing to the improvement in financial results for the three months and six months ended June 30, 2012, relative to the same periods of 2011, were higher activity-based interchange income, the effects of the continued low interest rate environment on the cost of deposits, lower provisions for loan losses, lower expenses associated with holding costs of foreclosed properties, and lower FDIC deposit insurance premiums. Partially offsetting these positive factors were the negative effects of the following: (1) a decrease in average loans to nonaffiliates resulting from weak demand in the current economic environment and intensified competition for loans in our markets, (2) a decline in overdraft fees and (3) higher occupancy expenses associated with depreciation and maintenance of technology related to expanding the banking services we offer to customers and improving operational efficiency and security.

The Bank’s nonperforming assets were $16.27 million at June 30, 2012, compared to $16.07 million at December 31, 2011. Nonperforming assets at June 30, 2012 included $10.95 million in nonaccrual loans, compared to $10.01 million at December 31, 2011, and $5.33 million in foreclosed properties, compared to $6.06 million at December 31, 2011. Troubled debt restructurings were $15.77 million at June 30, 2012, of which $7.50 million were included in nonaccrual loans, as compared to $17.09 million of troubled debt restructurings at December 31, 2011, of which $8.44 million were included in nonaccrual loans. The increase in nonaccrual loans primarily resulted from one commercial relationship secured by undeveloped residential property, which was partially offset by nonaccrual loan pay-offs, charge-offs and transfers to foreclosed properties. Management believes it has provided adequate loan loss reserves for the retail banking segment’s loans. Foreclosed properties at June 30, 2012 consist of both residential and non-residential properties. These properties are evaluated regularly and have been written down to their estimated fair values less selling costs.

Mortgage Banking Segment. C&F Mortgage Corporation reported net income of $419,000 for the second quarter of 2012, compared to $232,000 for the second quarter of 2011. For the first six months of 2012, C&F Mortgage Corporation reported net income of $837,000, compared to $569,000 for the first six months of 2011.

Factors contributing to the improvement in financial results for the three months and six months ended June 30, 2012, relative to the same periods of 2011, were (1) higher gains on sales of loans and ancillary loan production fees, (2) higher interest income on loans held for sale and (3) lower legal and consulting fees. Loan origination volume increased to $206.66 million in the second quarter of 2012, a 38.7 percent increase as compared to $148.99 million in the second quarter of 2011, and to $379.96 million in the first half of 2012, a 39.1 percent increase as compared to $273.06 million in the first half of 2011. The increases in loan originations are a result of the continued low interest rate environment that has led to increased mortgage borrowing and refinancing activity, and led to similar increases in mortgage loans sold during the three and six months ended June 30, 2012 as compared to the same periods in 2011. In connection with the higher sales volumes for the three and six months ended June 30, 2012, the mortgage banking segment incurred higher production and income based compensation expense. Higher personnel costs have also been incurred in non-production salaries expense in order to manage the increasingly complex regulatory environment in which the mortgage banking segment operates.

Consumer Finance Segment. C&F Finance Company reported net income of $3.28 million for the second quarter of 2012, compared to $3.15 million for the second quarter of 2011. For the first six months of 2012, C&F Finance Company reported net income of $6.54 million, compared to $6.11 million for the first six months of 2011.

Factors contributing to the improvement in financial results for the three months and six months ended June 30, 2012, relative to the same periods of 2011, were (1) a 9.5 percent and a 10.1 percent increase in average loans outstanding for the three and six months ended June 30, 2012, respectively and (2) the sustained low cost of the consumer finance segment’s variable-rate borrowings. These items were partially offset by (1) increases of  $205,000 and a $355,000 in the provision for loan losses for the three and six months ended June 30, 2012, respectively, resulting from loan growth and slightly higher net charge-offs, (2) increases of $172,000 and $393,000 in personnel costs for the three and six months ended June 30, 2012, respectively, resulting from an increase in the number of personnel to support loan growth and (3) increases of $49,000 and $149,000 in occupancy expenses for the three and six months ended June 30, 2012, respectively, resulting from C&F Finance Company’s relocation in April 2011 to a larger leased headquarters building and depreciation and maintenance of technology to support growth.

The allowance for loan losses as a percentage of loans at June 30, 2012 was 7.92 percent, as compared with 7.94 percent at December 31, 2011. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. The corporation’s capital and liquidity positions remain strong. The corporation paid a quarterly cash dividend of 26 cents per common share during the second quarter of 2012. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 20.80 percent of net income available to common shareholders during the second quarter of 2012, in light of changes in economic conditions, capital levels and expected future levels of earnings.

On April 11, 2012, the corporation redeemed the remaining 50 percent, or 10,000 shares, of its preferred stock issued to the United States Department of the Treasury (“Treasury”) in January 2009 under the Capital Purchase Program. The redemption consisted of $10.00 million in liquidation value and $78,000 of accrued and unpaid dividends associated with the preferred stock. As a result of this redemption, the corporation will pay no future dividends on the preferred stock. Further, in connection with this redemption, the corporation accelerated the accretion of the remaining preferred stock discount, which reduced net income available to common shareholders by $151,000 in the second quarter of 2012.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $39.12 per share on July 25, 2012. At June 30, 2012, the book value of the corporation was $29.21 per common share. The corporation’s market makers include Davenport & Company LLC, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 20 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the corporation conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the corporation’s performance. These include the following fully-taxable equivalent (“FTE”) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE. Management believes that these measures provide users of the corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the corporation to evaluate and measure the corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, asset quality and future actions to manage asset quality, adequacy of reserves for loan losses, capital levels and the effects of the corporation’s inclusion in the Russell 2000® Index . Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the value of securities held in the corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the corporation’s counterparties, (14) competition from both banks and non-banks, (15) demand for financial services in the corporation’s market area, (16) technology, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of date of this release.

C&F Financial Corporation
Selected Financial Information
(in thousands, except for share and per share data)

Financial Condition	6/30/12	12/31/11	6/30/11
	(unaudited)		(unaudited)
Interest-bearing deposits with other banks and federal funds sold	$4,938	$5,720	$3,872
Investment securities - available for sale, at fair value	141,289	144,646	140,154
Loans held for sale, net	79,171	70,062	42,490
Loans, net:
Retail Banking segment	389,723	388,095	393,797
Mortgage Banking segment	2,012	2,131	2,519
Consumer Finance segment	242,886	226,758	224,631
Federal Home Loan Bank stock	3,749	3,757	3,828
Total assets	949,714	928,124	906,571
Deposits	657,447	646,416	625,845
Borrowings	175,990	161,151	161,491
Shareholders' equity	93,905	96,090	99,108

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/12	6/30/11	6/30/12	6/30/11
	(unaudited)		(unaudited)
Interest income	$19,098	$18,369	$37,854	$36,001
Interest expense	2,596	2,968	5,435	6,032
Provision for loan losses:
Retail Banking segment	750	1,500	1,500	2,550
Mortgage Banking segment	30	15	105	35
Consumer Finance segment	2,080	1,875	3,980	3,625
Other operating income:
Gains on sales of loans	4,718	3,696	8,821	7,496
Other	3,011	2,662	6,291	5,319
Other operating expenses:
Salaries and employee benefits	9,596	8,430	19,338	16,922
Other	5,631	5,539	10,946	10,996
Income tax expense	1,963	1,317	3,701	2,604
Net income	4,181	3,083	7,961	6,052
Net income available to common shareholders	4,016	2,793	7,650	5,473
Earnings per common share - assuming dilution	1.22	0.88	2.33	1.73
Earnings per common share - basic	1.25	0.89	2.39	1.75

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	17,837	17,058	35,287	33,418
Interest income on securities-FTE	1,879	1,941	3,763	3,827
Total interest income-FTE	19,721	19,015	39,103	37,276
Net interest income-FTE	17,125	16,047	33,668	31,244

*
Assuming a tax rate of 34%.  For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures" and "Reconciliation of Certain Non-GAAP Financial Measures."

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/12	6/30/11	6/30/12	6/30/11
	(unaudited)		(unaudited)
Net income (loss) - Retail Banking	$618	$(154)	$925	$(278)
Net income - Mortgage Banking	419	232	837	569
Net income - Consumer Finance	3,280	3,150	6,544	6,110
Net loss - Other and Eliminations	(136)	(145)	(345)	(349)
Mortgage loan originations - Mortgage Banking	206,661	148,985	379,957	273,062
Mortgage loans sold - Mortgage Banking	191,246	134,659	370,848	297,725

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/12	6/30/11	6/30/12	6/30/11
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$10,558	$22,465	$12,971	$25,772
Investment securities - available for sale, at amortized cost	134,809	135,141	135,501	133,579
Loans held for sale	57,650	29,628	58,535	31,311
Loans:
Retail Banking segment	402,912	405,199	401,818	406,934
Mortgage Banking segment	2,595	2,819	2,601	2,780
Consumer Finance segment	257,724	235,279	253,212	230,009
Federal Home Loan Bank stock	3,756	3,854	3,761	3,870
Total earning assets	870,004	834,385	868,399	834,255
Total assets	926,415	902,866	926,069	901,391

Time, checking and savings deposits	550,233	532,301	550,703	535,349
Borrowings	159,961	159,332	159,489	159,708
Total interest-bearing liabilities	710,194	691,633	710,192	695,057
Demand deposits	103,450	94,209	98,922	90,741
Shareholders' equity	92,496	97,552	95,505	95,714

Asset Quality	6/30/12	12/31/11	6/30/11
	(unaudited)		(unaudited)
Retail and Mortgage Banking Segments
Nonaccrual loans* - Retail Banking	$10,948	$10,011	$8,822
Nonaccrual loans - Mortgage Banking	369	621	-
Real estate owned** - Retail Banking	5,326	6,059	8,173
Real estate owned** - Mortgage Banking	-	-	-
Total nonperforming assets	$16,643	$16,691	$16,995
Accruing loans past due for 90 days or more	$296	$68	$2
Troubled debt restructurings*	$15,772	$17,094	$12,474
Total loans - Retail Banking segment	$403,951	$401,744	$404,662
Total loans - Mortgage Banking segment	$2,345	$2,612	$2,724
Allowance for loan losses - Retail Banking segment	$14,228	$13,649	$10,865
Allowance for loan losses - Mortgage Banking segment	$333	$481	$205
Nonperforming assets to loans and real estate owned	4.04%	4.07%	4.09%
Allowance for loan losses to loans - combined Retail Banking and Mortgage Banking segments	3.58%	3.49%	2.72%
Allowance for loan losses to nonaccrual loans - combined Retail Banking and Mortgage Banking segments	128.66%	132.90%	125.48%
Annualized net charge-offs to average loans - combined Retail Banking and Mortgage Banking segments	0.58%	0.89%	1.42%

*	Nonaccrual loans include nonaccrual troubled debt restructurings of $7.50 million at 6/30/12, $8.44 million at 12/31/11, and $3.16 million at 6/30/11.
**	Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$259	$381	$261
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$263,782	$246,305	$243,772
Allowance for loan losses	$20,896	$19,547	$19,141
Nonaccrual consumer finance loans to total consumer finance loans	0.10%	0.15%	0.11%
Allowance for loan losses to total consumer finance loans	7.92%	7.94%	7.85%
Annualized net charge-offs to average total consumer finance loans	2.08%	2.39%	1.67%

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/12	6/30/11	6/30/12	6/30/11
	(unaudited)		(unaudited)
Annualized return on average assets	1.77%	1.24%	1.69%	1.21%
Annualized return on average common equity	17.96%	14.41%	17.35%	14.46%
Annualized net interest margin	7.87%	7.71%	7.75%	7.55%
Dividends declared per common share	$0.26	$0.25	$0.52	$0.50
Weighted average common shares outstanding - assuming dilution	3,296,145	3,159,260	3,280,560	3,163,210
Weighted average common shares outstanding - basic	3,208,792	3,131,203	3,199,655	3,127,536
Market value per common share at period end	$40.16	$21.29	$40.16	$21.29
Book value per common share at period end	$29.21	$25.26	$29.21	$25.26
Price to book value ratio at period end	1.37	0.84	1.37	0.84
Price to earnings ratio at period end (ttm)	9.32	6.78	9.32	6.78

C&F Financial Corporation
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands)

	For the Quarter Ended
	6/30/12			6/30/11
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$17,824	$13	$17,837	$17,043	$15	$17,058
Interest income on securities	1,269	610	1,879	1,310	631	1,941
Total interest income	19,098	623	19,721	18,369	646	19,015
Net interest income	16,502	623	17,125	15,401	646	16,047

	For the Six Months Ended
	6/30/12			6/30/11
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$35,300	$27	$35,327	$33,389	$29	$33,418
Interest income on securities	2,541	1,222	3,763	2,581	1,246	3,827
Total interest income	37,854	1,249	39,103	36,001	1,275	37,276
Net interest income	32,419	1,249	33,668	29,969	1,275	31,244

*	Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see "Use of Certain Non-GAAP Financial Measures."